LifeVantage Corporation Announces Preliminary Results of Self‑Tender Offer
Salt Lake City, Utah, October 28, 2013 - LifeVantage Corporation (Nasdaq: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, today announced the preliminary results of its modified Dutch auction tender offer for up to $40,000,000 in value of its common stock, which expired at 5:00 p.m., New York City time, on Friday, October 25, 2013. Based on preliminary results, the Company expects to accept for payment an aggregate of 16,326,530 shares of its common stock at a purchase price of $2.45 per share. These shares represent approximately 13.9% of the Company’s outstanding shares of common stock as of September 13, 2013.
The depositary informed the Company that 20,652,144 shares of the Company’s common stock were properly tendered and not properly withdrawn at the purchase price of $2.45 per share, including 1,927,334 shares that were tendered through notices of guaranteed delivery. Based on the depositary’s preliminary count, the preliminary proration factor for the tender offer is approximately 79.05%.
The number of shares to be purchased, the price per share to be paid and the proration factor are preliminary and are subject to verification by the depositary. The actual number of shares to be purchased, the final price per share and the final proration factor will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer is currently anticipated to occur on or about November 1, 2013. Any shares tendered and not purchased will be returned to the tendering shareholders thereafter.
D.A. Davidson & Co. is the dealer manager for the tender offer. Georgeson Inc. is the information agent for the tender offer and Computershare is the depositary for the tender offer.
Shareholders who have questions or need assistance should call Georgeson Inc. toll-free at (866) 482-4931.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based network marketing company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and LifeVantage’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on LifeVantage’s current expectations and beliefs concerning future events affecting LifeVantage and involve known and unknown risks and uncertainties that may cause LifeVantage’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in LifeVantage’s Annual Report on Form 10-K under the caption “Risk Factors,” and in other documents filed by LifeVantage from time to time with the SEC. LifeVantage cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to LifeVantage on the date hereof, and LifeVantage undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (310) 954-1105
Senior Managing Director, ICR, LLC
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